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                                  [LETTERHEAD]

                                                                    EXHIBIT 3.21

                               STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                              A STOCK CORPORATION


FIRST: The name of this Corporation is Tower Automotive Services and Technology, Inc.

SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Country of New Castle, Zip Code 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is 1,500 shares of no par value.

FIFTH:    The name and mailing address of the incorporator are as follows:

          Name:               Michael G. Wooldridge

          Mailing Address:    c/o Varnum, Riddering, Schmidt & Howlett LLP
                              P.O. Box 352, Grand Rapids, Michigan, 49501-0352

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 4th day of December, 1998.



                                             By:     /s/ Michael G. Wooldridge
                                                   -----------------------------
                                                           (Incorporator)

                                             Name:     Michael G. Wooldridge
                                                   -----------------------------
                                                           (type or print)